EXHIBIT 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO ANNOUNCES PLANS TO CLOSE
UNDERPERFORMING URBAN STORES
—Revises First Quarter Fiscal 2008 Guidance—
NASHVILLE, Tenn., May 17, 2007 -— Genesco Inc. (NYSE: GCO) today announced plans to close or convert up to 57 underperforming stores, primarily in the Underground Station Group. The 57 targeted stores also include up to 8 urban stores in the Hat World Group. The Company also said it has revised its previously announced earnings outlook for the first quarter ended May 5, 2007.
     The Company said that it expects its earnings for the first quarter ended May 5, 2007, to reflect fixed asset impairment non cash pretax charges of $6.2 million to $7 million primarily relating to stores included in the plan, or $0.14 to $0.16 per diluted share. The Company also expects to incur pretax charges of $14 million to $15 million (or $0.32 to $0.34 per diluted share) for additional asset write downs, lease terminations, and other costs related to the planned store closings over the next 18 months, primarily in the current fiscal year, subject to its ability to negotiate acceptable lease terminations. The stores targeted for closure in the plan had an aggregate pre-tax operating loss of $4.9 million and sales of approximately $22 million for the 12 fiscal months ended May 5, 2007.
     Due to the expected impairment charges, weaker than expected retail operating results, a slightly higher than expected effective tax rate, and professional and other expenses incurred in connection with an unsolicited acquisition proposal by Foot Locker, Inc., the Company has revised its previously announced earnings outlook for the first quarter ended May 5, 2007. The Company said it now expects to report earnings in the range of $0.09 to $0.12 per diluted share for the quarter compared to the original
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guidance of $0.28 per share. The revised guidance reflects an expected shortfall of $0.01 to $0.02 per share related to operating performance compared to the original guidance, asset impairment charges of $0.14 to $0.16 per share and approximately $0.01 per share of incremental income tax expense and unplanned costs incurred in connection with the Foot Locker proposal.
     “We remain confident that Underground Station is a viable concept filling an underserved niche in the market,” said Genesco Chairman and Chief Executive Officer Hal N. Pennington. “We believe that closing these stores will allow us to focus on strengthening the remaining stores and improve the prospects for a quicker turnaround in the Underground Station business.”
     The Company said that it expects to report same store sales growth of approximately 3% for the Journeys Group and 4% for Johnston & Murphy retail, and same store decreases of approximately -4% for the Hat World Group and -22% for the Underground Station Group for the quarter.
     Genesco expects to announce first quarter results and hold its quarterly conference call on Thursday, May 31, 2007.
     This release contains forward-looking statements, including those regarding the Company’s sales and earnings outlook, those regarding store closing plans and expected costs and benefits related thereto, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to pertinent data in the process of closing the books and preparing interim financial statements for the quarter. They also include the ability to execute the store closing plan in line with expectations, including those with respect to the availability and cost of early terminations of leases, disposal of store inventories, and similar factors. Other factors that can affect the Company’s general business trends and prospects include the weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company’s retail product
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offerings, changes in the timing of holidays or in the onset of seasonal weather affecting period to period sales comparisons, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company’s competitors (including pricing and promotional discounts), the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,000 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.